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       BANKERS TRUST STATEMENT ON JULY - AUGUST RESULTS


Today Bankers Trust Corporation reported that its 1998 third quarter to date trading result is a loss of approximately $350 million before taxes. This loss, which includes trading-related net interest income and realized losses on securities available for sale, is primarily attributable to charges to reduce the carrying amount of Bankers Trust's exposure to Russian Federation securities to 15% of face value.

In the third quarter to date, Bankers Trust has accrued a $100 million credit provision, primarily reflecting conditions in Russia and Asia. Also in the third quarter, the Corporation has charged $10 million to its credit loss allowance relating to Russian assets through August.

At August 31, the Corporation's remaining Russian asset exposure was approximately $350 million, of which one-half is supported by cash flows generated in Western Europe.

The firm's unfavorable trading results also partially reflect adverse conditions in the United States and other financial markets. In addition, investment banking activity has declined from recent levels, as many client financings have been postponed due to volatility in global markets.

Based on the Corporation's results through August, Bankers
Trust expects to report a net loss for the third quarter.

Bankers Trust Corporation (NYSE: BT) is the seventh largest
U.S. bank holding company, with assets of over $170 billion and total stockholders' equity of $5.5 billion as of June 30, 1998.



                             -End-




Press Contact

Doug Kidd, Bankers Trust, 212-250-7225




This report contains forward looking statements which are subject to certain risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the current statements. See also "Important Factors Relating to Forward Looking Statements" contained in the Corporation's Annual Report.



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                   BANKERS TRUST CORPORATION
                      130 LIBERTY STREET
                   NEW YORK, NEW YORK 10006




David C. Fisher
Controller and Principal
Accounting Officer



                                        September 1, 1998




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

     Accompanying this letter is Bankers Trust Corporation's report on Form 8-K dated September 1, 1998 (the "Form 8-K").
The Form 8-K is being filed electronically through the EDGAR
System.

     If there are any questions or comments in connection with the enclosed filing, please contact the undersigned at 212-250-
3681.

                              Very truly yours,

                              BANKERS TRUST CORPORATION



                          By: /S/ DAVID C. FISHER
                                 DAVID C. FISHER
                                 Controller and Principal
                                 Accounting Officer